Exhibit 10.3

CONFIDENTIAL TREATMENT REQUESTED - REDACTED COPY
MANAGEMENT SERVICES AGREEMENT
This MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made and entered into as of the 19th day of November, 2020, by and between Ascend Wellness Holdings, LLC, a Delaware limited liability company (“AWH”), and AGP Partners, LLC, a Delaware limited liability company (“AGP”).
WHEREAS, AGP has provided management services to AWH in connection with the monitoring and oversight of AWH’s financial statements and other financial and business functions pursuant to an oral agreement which commenced on April 1, 2018 (the “Effective Date”); and
WHEREAS, AWH and AGP desire to memorialize their agreement in writing hereunder, such that this Agreement shall retroactively apply to the management services rendered by AGP to AWH since the Effective Date and shall continue to apply to the management services to be rendered by AGP to AWH hereafter.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:
1.    Term. Unless sooner terminated as provided in Section 10 below, this Agreement shall be in effect for an initial term commencing on the Effective Date and ending on the fifth (5th) anniversary of the Effective Date (the “Initial Term”), and shall be automatically extended on a daily basis so that, at all times, it shall have a remaining term of five (5) years (the “Term”).
2.    Services. In addition to those service obligations of the Managing Member as set forth in AWH’s Fourth Amended and Restated Limited Liability Company Agreement (as the same may be amended, restated or supplemented from time to time (the “LLC Agreement”), AGP shall perform or cause to be performed such services for AWH as are mutually agreed upon by AGP and AWH’s Board of Managers, which may include, without limitation, support and advice regarding the following:
(a) general executive and management services;
(b) the annual, quarterly and other financial statements of AWH;
(c) finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements;
(d) the performance of the Company’s independent auditor; and
(e) other services for AWH and its subsidiaries upon which AWH’s Board of Managers and AGP agree.
3. Management Fee.
(a) In consideration of AGP’s management services, AWH agrees to be liable for and to pay to AGP, as compensation for the management services to be rendered by AGP hereunder, a quarterly fee equal to $100,000 (the “Quarterly Management Fee”), which shall be payable in advance by wire transfer of immediately available funds on the first

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

business day of each succeeding January, April, July, and October. The total amount of Quarterly Management Fees payable by AWH to AGP in each five-year term shall be equal to $2,000,000 (the “Term Management Fee”).
(b) AGP shall be responsible for the payment of its own reasonable documented out- of-pocket expenses actually incurred in connection with the provision of services hereunder, but reserves the right to invoice AWH for extraordinary expenses incurred outside the scope of AGP’s normal provision of services hereunder, which invoices shall be paid by AWH within thirty (30) days of receipt of the same. AGP shall submit for pre-approval by AWH any expenses in excess of $[***].
(c) The Quarterly Management Fees shall be payable by AWH whether or not AWH actually requests that AGP provide the services described in Section 2 above.
4.    Personnel. Subject to the terms of the LLC Agreement, AGP shall provide and devote to the performance of this Agreement such partners, employees and agents of AGP as AGP shall reasonably deem appropriate to the furnishing of the services required.
5.    Intentionally Omitted.
6.    Indemnification. AGP and each of its employees, members, managing member, and officers shall have the rights to indemnification of a Covered Person (as defined in the LLC Agreement) as set forth in Section 14.03 of the LLC Agreement.
7.    Independent Contractor. AGP shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither AGP nor its members, affiliates, employees, or agents shall be considered employees or agents of AWH, nor shall any of them have authority to contract in the name of or bind AWH, except as agreed to in writing by AWH or as otherwise provided for in the LLC Agreement.
8.    Confidentiality and Proprietary Information. AGP and AWH agree that performance of this Agreement may require the parties to give each other access to confidential or proprietary information. The parties agree that, during the Term of this Agreement and for a period of five (5) years after its expiration or termination, all information submitted by either AGP or AWH to the other in connection with this Agreement and expressly identified in writing thereon as confidential or proprietary, or which if it would be apparent to a reasonable person familiar with AWH’s (or AGP’s) business and the industry in which it operates that such information or materials are of a confidential or proprietary nature, including without limitation, data, customer information, product and marketing information, documentation, product defects, product plans, and financial arrangements (“Confidential Information”), shall be held in confidence and not disclosed to third parties and shall not be used for any purpose other than the performance of this Agreement. The Confidential Information shall be and shall remain the property of the disclosing party. The Confidential Information shall be safeguarded by the recipient to the same extent recipient safeguards its own proprietary or confidential information and in any event with not less than a reasonable degree of protection. However, neither party is responsible for safeguarding information which is publicly available or obtained by it from third parties without restriction on disclosure. Each party shall return all Confidential Information of the other in its possession or control promptly following the expiration or termination of this Agreement or upon written request of the disclosing party, whichever occurs first.
9.    Notices. All notices hereunder shall be in writing and shall be delivered personally or mailed by United States mail, postage prepaid, addressed to the parties as follows:
If to AWH:
Ascend Wellness Holdings, LLC
1411 Broadway, 16th Floor
New York, NY 10018
Attn: Dan Neville
with a copy (which shall not constitute notice) simultaneously transmitted by like means to:
If to AGP:
AGP Partners, LLC
[***]
[***]
Attn: Abner Kurtin
With a copy transmitted at the same time and by like means (but which shall not constitute notice) to:
Feinberg Hanson LLP
855 Boylston Street, 8th Floor
Boston, MA 02116
Attention: David H. Feinberg
10.    Termination. This Agreement shall automatically terminate upon the earliest to occur of: (a) immediately prior to the consummation of AWH’s initial public offering (an “IPO”), or (b) the consummation of a sale of all or substantially all of the assets or equity interests in AWH to a third party or other sale transaction, by merger, consolidation, asset or stock sale, the result of which AGP ceases to have effective control over AWH (the earlier of the events referenced in clauses (a) or (b) above being referred to hereinafter as a “Termination Event”). In the event of any such Termination Event, AWH shall pay to AGP the full amount that would have been due and owing to AGP under the Term in effect immediately prior to the Termination Event, which amount shall be equal to $2,000,000 and shall be paid concurrently with the first consummation of the transaction or transactions giving rise to the Termination Event. If the trigger for the Termination Event is an IPO or similar transaction that results in the securities of AWH being publicly listed, the payment of the $2,000,000 shall be contingent upon AGP and its beneficial owners who serve as management of AWH (i.e., Abner Kurtin and Frank Perullo) entering into agreements extending the lockup period for each such party’s securities in AWH at least 180 days beyond the lockup period applicable to the securities of all other AWH investors as of immediately prior to the consummation of such IPO (the “Extended Lockup Period”). Each such lockup agreement will contain a provision whereby AWH’s Board of

Managers may waive, in whole or in part, the Extended Lockup Period applicable thereto if it determines, in its sole discretion, that such waiver will not have an adverse effect on AWH and its stockholders, business, financial condition and prospects.
11.    Assignment. Neither party may assign any obligations hereunder to any other party without the prior written consent of the other party (which consent shall not be unreasonably withheld). The assignor shall remain liable for the performance of any assignee.
12.    Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.
13.    Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.
14.    Entire Agreement; Modification; Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon either party unless approved in writing by an authorized representative of such party. All issues concerning this agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law provision or rule (whether of The Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the law of any jurisdiction other than The Commonwealth of Massachusetts.
15.    Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement, except as otherwise provided in this Agreement, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in Boston, Massachusetts, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. AGP, on the one hand, and AWH, on the other hand, shall share equally the costs of the arbitrator’s fees and expenses and any administrative expenses as they arise. There shall be limited discovery prior to the arbitration hearing as follows: (i) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (ii) depositions of all party witnesses and (iii) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the Massachusetts Rules of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District

Court for the District of Massachusetts or any court of The Commonwealth of Massachusetts having subject matter jurisdiction.
16.    Conflicting Terms. In the event of any conflict between the provisions of this Agreement and the provisions of the LLC Agreement, the provisions of the LLC Agreement shall prevail and be given effect. AGP acknowledges its continuing duties and obligations to AWH under the terms of the LLC Agreement including, without limitation, Articles VIII and XIV thereof.
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IN WITNESS WHEREOF, the parties have executed this Management Services Agreement as of the date first written above.

ASCEND WELLNESS HOLDINGS, LLC
By:	/s/ Dan Neville
Name:	Dan Neville
Title:	Chief Financial Officer

AGP PARTNERS, LLC
By:	By: Brook Farm, LLC, its Managing Member
By:	/s/ Abner Kurtin
Name:	Abner Kurtin
Title:	Managing Member
Signature Page to
Management Services Agreement